Exhibit 99.1

Verve Therapeutics Announces Pricing of Public Offering of Common Stock and Concurrent Private Placement

BOSTON, Massachusetts, November 28, 2023 – Verve Therapeutics, Inc. (Nasdaq: VERV), a clinical-stage biotechnology company pioneering a new approach to the care of cardiovascular disease with single-course gene editing medicines, today announced the pricing of an underwritten public offering of 12,500,000 shares of its common stock at a public offering price of $10.00 per share, for total gross proceeds of $125.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by Verve. All of the shares in the public offering are being sold by Verve. In addition, Verve has granted the underwriters a 30-day option to purchase up to 1,875,000 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Concurrent with the public offering, Verve has agreed to sell, subject to the consummation of the public offering and satisfaction of other customary closing conditions, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), 2,296,317 shares of its common stock to Eli Lilly and Company, at a price per share equal to the public offering price, for total gross proceeds of approximately $23.0 million.

The aggregate gross proceeds from the public offering and the concurrent private placement are expected to be approximately $148.0 million, before underwriting discounts and commissions and other offering expenses payable by Verve, and without giving effect to any exercise by the underwriters of their option to purchase additional shares. The public offering and concurrent private placement are expected to close on December 1, 2023, subject to the satisfaction of customary closing conditions.

Jefferies, Guggenheim Securities, William Blair, BMO Capital Markets, and RBC Capital Markets are acting as joint book-running managers for the public offering.

The shares in the public offering are being offered by Verve pursuant to an automatically effective shelf registration statement that was filed with the Securities and Exchange Commission (“SEC”) on September 23, 2022. This public offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the public offering has been filed with the SEC and may be obtained for free by visiting the SEC’s website at www.sec.gov. A final prospectus supplement relating to the public offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, or by telephone at 1-800-621-0687, or by email: prospectus@williamblair.com; or BMO Capital Markets Corp., Attn: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, NY 10036, or by email: bmoprospectus@bmo.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, or by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

The shares to be sold in the concurrent private placement have not been registered under the Securities Act, or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Verve Therapeutics

Verve Therapeutics, Inc. is a clinical-stage genetic medicines company pioneering a new approach to the care of cardiovascular disease, potentially transforming treatment from chronic management to single-course gene editing medicines. The company’s initial three programs – VERVE-101, VERVE-102, and VERVE-201 – target genes that have been extensively validated as pharmacologic targets for lowering low-density lipoprotein cholesterol (“LDL-C”), a root cause of cardiovascular disease, in order to durably reduce blood LDL-C levels.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the anticipated closing date of the public offering and the concurrent private placement. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all and other factors discussed in the “Risk Factors” section of the preliminary prospectus supplement filed with the SEC on November 28, 2023, Verve’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2023, and the risks described in other filings that Verve may make with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Verve specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Jen Robinson

Verve Therapeutics, Inc.

jrobinson@vervetx.com

Media Contact

Ashlea Kosikowski

1AB

ashlea@1abmedia.com